REVOLVING CREDIT AGREEMENT


      REVOLVING CREDIT AGREEMENT, dated as of September 29, 1994, between WELCOME HOME, INC., a Delaware corporation (the "Borrower") and JORDAN INDUSTRIES, INC., an Illinois corporation (the "Lender").


                                   ARTICLE I
                                   THE LOANS

      SECTION 1.1.  The Commitments.

            (a) The Lender agrees, on the terms and subject to the conditions hereinafter set forth, to make loans (the "Loans") to the Borrower from time to time during the period from the date hereof to the earlier of September 29, 1997, the date notice is given by the Lender to the Borrower pursuant to Section 6.1, and the date a Commitment Termination Notice is given by the Borrower to the Lender pursuant to Section 1.4 (such date being the "Termination Date").

            (b) The aggregate amount of all Loans outstanding from time to time may not exceed $15 million (the "Commitment Amount"). Each Loan must be in an amount not less than $100,000 and an integral multiple of $100,000. Subject to the terms hereof, the Borrower may from time to time borrow, prepay and reborrow amounts pursuant hereto.

      SECTION 1.2.  Making the Loans.  Each Loan shall be made on at least one
(1) Business Days' (as defined below) written notice from the Borrower to the Lender (a "Borrowing Notice"), which notice shall be in the form attached hereto as Exhibit A, specifying

            (a) the proposed date (which must be a Business Day) and amount of such Loan;

            (b)  the interest rate option applicable thereto; and

            (c) with respect to LIBO Rate Loans (as defined below), the initial Interest Period for such Loan.

Not later than 11:00 A.M. (New York City time) on the date of such Loan and upon fulfillment of the conditions set forth in Sections 3.1 and 3.2, that the Lender will make the proceeds of such Loan available, in immediately available funds, to the Borrower's account at Wachovia Bank & Trust, Winston-Salem, North Carolina, ABA #053100494, credit to Welcome Home, Inc., Account #8611052630.

      The term "Business Day" means, in respect of Prime Rate Loans, a day of the year on which banks are not required or authorized to close in New York City and Boston, Massachusetts, and in respect of LIBO Rate Loans a day of the year on which dealings are carried on in the London interbank market and banks are open for business in London and not required or authorized to close in New York City.

      SECTION 1.3. Interest, Etc. Interest will accrue on the unpaid principal amount of each Loan from the date such Loan is made until such principal amount is paid in full. Payments of accrued interest and the determinations of applicable interest rates and Interest Periods relative thereto will be made as set forth below:

            (a) Prime Rate. The Borrower may from time to time elect, pursuant to Section 1.2, to pay interest on any Loan at a rate per annum equal to the sum of 0.5% per annum plus the Prime Rate. Interest on each Loan bearing interest at the Prime Rate (a "Prime Rate Loan") will be payable on the last Business Day of each March, June, September and December and on the Termination Date.

            The "Prime Rate" means a per annum rate of interest equal to the rate of interest most recently announced by The First National Bank of Boston in Boston, Massachusetts as the Lender's prime rate.

            The Prime Rate is not necessarily intended to be the lowest rate of interest determined by the Lender in connection with extensions of credit. Changes in the rate of interest on the Loans will take effect simultaneously with each change in the Prime Rate. The Lender will give prompt notice to the Borrower of changes in the Prime Rate.

            (b) LIBO Rate. The Borrower may from time to time, but in no event sooner than ninety (90) days from the date hereof, elect to pay interest on any Loan at a rate per annum equal to the sum of 2.0% per annum plus the LIBO Rate for an Interest Period for such Loan by notice, pursuant to Section 1.2 (for the initial Interest Period for each Loan) and clause (d) of this Section (for each subsequent Interest Period for each Loan), specifying such interest rate and the first day and duration of such Interest Period. If the Borrower makes such election for any Loan for any such Interest Period, the Borrower will pay interest on such Loan during such Interest Period on the last day of such Interest Period and also, in the case of any Loan having an Interest Period greater than three calendar months, on the last Business Day of every third calendar month during such Interest Period, at the LIBO Rate for such Interest Period for such Loan.

            The "LIBO Rate" means for any Interest Period for any Loan chosen by the Borrower to bear interest at the LIBO Rate (a "LIBO Rate Loan"), an interest rate per annum equal at all times during such Interest Period to the rate which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, one (1) Business Day before the first day of such Interest Period for a period equal to such Interest Period. If more than one such offered rate appears on the Reuters Screen LIBO Page, the offered rate used to determine the Interest Rate shall be the arithmetical average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of such offered rates.

            If, for any reason, the LIBO Rate cannot be determined by reference to the Reuters Screen LIBO Page on the day one (1) Business Day before the first day of such Interest Period the Lender shall notify the Borrower forthwith and shall determined the LIBO Rate on such date, in accordance with the immediately preceding paragraph, mutatis mutandis, using offered rates advised to The First National Bank of Boston.

            (c) Interest Periods. Interest on each LIBO Rate Loan made hereunder shall be determined for, and payable at the termination of, a specified period (an "Interest Period") chosen by the Borrower in accordance with clause (b) or (c) of this Section. The first day of any Interest Period for any LIBO Rate Loan will be, in the case of the initial Interest Period for any such Loan, the date such Loan is made, and for each subsequent Interest Period for any such Loan, the last day of the then current Interest Period for such Loan. The duration of each Interest Period shall be in the case of a LIBO Rate Loan one, two, three, or six months, in each case as the Borrower may select upon notice received by the Lender not later than 11:00 A.M. (New York City time) on the first Business Day prior to the first day of such Interest Period; provided, however, that the duration of any Interest Period which begins prior to and would otherwise end after the Termination Date shall end on such Termination Date.

            (d) Default Rate. On any overdue principal amount of any Loan, the Borrower will pay interest, payable on demand, at a fluctuating interest rate per annum (the "Default Rate") equal to 2% per annum over the Prime Rate in effect from time to time (but not less than the Prime Rate in effect at the time of the applicable default).

            (e) Conversion/Continuation Procedures. At the Borrower's election pursuant to notice received by the Lender not later than 11:00 A.M. (New York City time) on not less than one (1) nor more than five (5) Business Days' notice, which notice shall be in the form attached hereto as Exhibit B:

                     (i) all, or any portion in a minimum amount of $100,000 and an integral multiple of $100,000, of any Prime Rate Loan may be converted from a Prime Rate Loan into a LIBO Rate Loan;

                    (ii) on the expiration of the Interest Period applicable to any LIBO Rate Loan, all, or any portion in a minimum amount of $100,000 and an integral multiple of $100,000, of the outstanding principal amount of such LIBO Rate Loan may be continued as a LIBO Rate Loan or be converted into a Prime Rate Loan;

      provided, however, that:

                   (iii) no portion of the outstanding principal amount of any Loan may be continued as, or be converted into, LIBO Rate Loans when any Event of Default, or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, has occurred and is continuing.

      The Borrower will, in each notice to the Lender electing that all, or any portion, of the principal amount of any LIBO Rate Loans be continued as, or any Loans be converted into, LIBO Rate Loans, select the duration of the Interest Period commencing upon such continuation or conversion. In the absence of delivery of a notice referred to in the preceding sentence with respect to any LIBO Rate Loan before the expiration of the then applicable Interest Period for such LIBO Rate Loan, the Borrower will be deemed to have elected to convert such LIBO Rate Loan into a Prime Rate Loan at the expiration of such Interest Period.

      SECTION 1.4.  Reduction/Termination of the Commitment Amount.

            (a) The Borrower may, upon at least two (2) Business Days' notice to the Lender, terminate or reduce the unused portion of the Commitment Amount, provided that each partial reduction must be in a minimum amount of $100,000 and an integral multiple of $100,000.

            (b) The Borrower may, upon at least two (2) Business Days' notice (a "Commitment Termination Notice") to the Lender, terminate the Commitment Amount, provided that Borrower has prepaid in full all Loans, including accrued interest to the date of such prepayment on the principal amount of all outstanding loans, in accordance with Section 2.2.


                                  ARTICLE II
                               TERMS OF PAYMENT

      SECTION 2.1. Repayment. On the Termination Date, the then outstanding aggregate principal amount of all Loans will be due and payable in full.

      SECTION 2.2.  Prepayments.

            (a) The Borrower may, upon at least one (1) Business Days' notice to the Lender

                     (i) in the case of any Prime Rate Loan, prepay the outstanding amount of such Loan, in whole or in part, on any Business Day; and

                    (ii) in the case of any LIBO Rate Loan, prepay the outstanding amount of such Loan, in whole or in part on, but only on, the last day of any applicable Interest Period for such Loan, in each case with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in a principal amount not less than $100,000 and in integral multiples of $100,000.

            (b) If it shall become unlawful for the Lender to fund or continue to fund or maintain any LIBO Rate Loans, or to perform the Lender's obligations hereunder, upon demand by the Lender the Borrower shall prepay in full all such Loans bearing interest at such rate with accrued interest thereon, and upon such demand or such notice of prepayment the Lender's obligation to make such Loans bearing interest at such rate shall terminate. In addition, at any time the aggregate outstanding principal amount of all Loans exceeds the Commitment Amount, the Borrower will immediately make a prepayment in an amount at least equal to such excess.

            (c)   Any and all prepayments made by Borrower pursuant to this
      Section 2.2, or otherwise, shall not be subject to any prepayment premium or penalty.

      SECTION 2.3.  Increased Costs, Funding Losses, Capital Adequacy,Etc.

            (a) In the event that as a result of either (i) the introduction of or any change in, or in the interpretation of, any law or regulation, or (ii) the compliance by the Lender with any request from any central bank or other governmental authority, if applicable, there is any increase in the Lender's cost of agreeing to make, fund or maintain Loans, then the Borrower, will, from time to time, promptly upon the Lender's written request to the Borrower, pay to the Lender additional amounts sufficient to indemnify the Lender against such increased cost.

            (b) In the event that the Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) a result of

                  (i) the repayment or prepayment (whether pursuant to Section 2.2 or for any other reason) of the principal amount of any LIBO Rate Loan on a date other than the last day of the Interest Period applicable thereto;

                  (ii) any conversion of all or any portion of the outstanding principal amount of any LIBO Rate Loans into Prime Rate Loans pursuant to clause (e) of Section 1.3 prior to the expiration of the Interest Period then applicable thereto;

                  (iii) any Loans not being made as a LIBO Rate Loan in accordance with the Borrowing Notice therefor; or

                  (iv) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the request given therefor pursuant to clause (e) of Section 1.3; then the Borrower will, from time to time, promptly upon the Lender's written request to the Borrower, pay to the Lender additional amounts sufficient to reimburse the Lender for such loss or expenses.

            (c) If either the introduction, effectiveness, interpretation, or phase-in of, or compliance by the Lender with, any applicable law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on the Lender's capital as a consequence of the Lender's commitment hereunder or the Loans made hereunder is reduced to a level below that which the Lender could have achieved but for the occurrence of any such circumstance, then the Borrower will, from time to time, promptly upon the Lender's written request to the Borrower, pay to the Lender additional amounts sufficient to compensate the Lender for such reduction in the Lender's rate of return.

            (d) A statement by the Lender as to any such amount (including calculations thereof in reasonable detail) will, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that the Lender (in its sole and absolute discretion) deems applicable.

      SECTION 2.4.  Payments and Computations.

            (a) The Borrower shall make each payment hereunder not later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States (in freely transferable United States dollars) to the Lender at Northern Trust, Chicago, Illinois, ABA #071000152, credit to Jordan Industries, Inc., Account #30175175, in same day funds.

            (b) All computations of interest based on the Prime Rate will be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fee is payable. All computations of interest based on the LIBO Rate will be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each computation by the Lender of interest or fees hereunder will be conclusive and binding for all purposes, absent manifest error.

            (c) Whenever any payment to be made hereunder or under the Note or any other instrument delivered hereunder shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur, on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time will, in such case, be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, in the case of a LIBO Rate Loan, if such extension would cause such payment to be made or the last day of such Interest Period to occur in a new calendar month, such payment will be made, and the last day of such Interest Period will occur, on the next preceding Business Day.

      SECTION 2.5. Evidence of Debt. The Lender's Loans under its commitment hereunder shall be evidenced by the Borrower promissory note (the "Note"), in substantially the form of Exhibit C, delivered to the Lender pursuant to clause
(a) of Section 3.1, payable to the order of the Lender in a maximum principal amount equal to the original Commitment Amount. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to the Note (or on a continuation of such grid attached to the Note and made a part thereof), which notations, if made, will evidence the date of, the outstanding principal of, and the interest rate (including any conversions thereof) applicable to, all Loans evidenced thereby. Failure to record any notation on such grid (or on such continuation), or any error with respect thereto, will not, however, limit or otherwise affect the Borrower's obligations hereunder or under the Note to make payments of principal of or interest on the Loans when due. The Lender will also maintain an account or accounts evidencing the Borrower's indebtedness to the Lender resulting from each Loan made from time to time and the amounts of principal, interest and fees payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts will be conclusive evidence of the existence and amounts of the Borrower's obligations to the Lender therein recorded.


                                  ARTICLE III
                             CONDITIONS PRECEDENT

      SECTION 3.1. Condition Precedent to Initial Loan. The Lender's obligation to make the initial Loan hereunder is subject to the condition precedent that the Lender receives, prior to or concurrently with the making of such Loan, the following documents and instruments, each dated the date of such Loan, in form and substance satisfactory to the Lender:

            (a)  The Note.

            (b) An officer's certificate, dated the date of such initial Loan, certifying as to

                     (i) resolutions of the Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Note and the other documents and instruments to be executed hereunder, and

                    (ii) the incumbency and true signatures of the officers duly authorized to sign this Agreement, the Note and the other documents and instruments to be delivered hereunder.

            (c) Certified copies of all necessary governmental authorizations and approvals, if any, with respect to this Agreement, the Note and each other document or instrument to be delivered hereunder or in connection herewith.

      SECTION 3.2. Conditions Precedent to All Loans. The Lender's obligation to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

            (a) The following statements shall be true, and each of the giving of the applicable Borrowing Notice for such Loan and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true:

                     (i)  the representations and warranties contained in
            Section 4.1 are true and correct on and as of the date of such Loan as though made on and as of such date; and

                    (ii) no event has occurred and is continuing, or would result from such Loan, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

            (b) The Lender will have received such other approvals, opinions or documents as the Lender may reasonably request, and all such approvals, opinions and documents shall be in form and substance satisfactory to the Lender.

      SECTION 3.3. Conditions Precedent to Certain Loans. The Lender's obligation to make each Loan (including the initial Loan) shall, at the option of the Lender upon ten (10) Business Days' notice to the Borrower, be subject to the further condition precedent that the Lender receive, prior to or concurrently with the making of such Loan, the following documents and instruments each dated the date of such Loan, in form and substance satisfactory to the Lender:

            (a) A Security Agreement, dated the date of such Loan, duly executed by the Borrower in favor of the Lender, a copy of which is attached as Exhibit D (the "Security Agreement", together with this Agreement, the Note, and each other document and instrument to be executed hereunder and thereunder, hereinafter referred to collectively as the "Loan Documents" and individually a "Loan Document"), together with:

                     (i) acknowledgment copies of proper financing statements (Form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the Lender's opinion, desirable to perfect the security interests created by the Security Agreement.

                    (ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports, listing the financing statements referred to in clause (i) above and all other effective financing statements which name the Borrower (under the Borrower's present name and any previous name) as debtor and which are filed in the jurisdictions referred to in said clause (i), together with copies of such other financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement),

                   (iii) evidence of the completion of all recordings and filings as may be necessary or, in the Lender's opinion, desirable to perfect the security interests and liens created by the Security Agreement,

                    (iv) evidence of the insurance required by the terms of the Security Agreement,

                     (v) evidence that all other actions necessary or, in the Lender's opinion, desirable to perfect and protect the security interests created by the Security Agreement have been taken.

            (b) A certificate, dated the date of such Loan, of one of the Borrower's duly authorized officers, certifying as to

                     (i) resolutions of the Borrower's Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to which the Borrower is a party, and

                    (ii) the incumbency and true signatures of the officers duly authorized to sign each Loan Document to which the Borrower is a party.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

      SECTION 4.1. Representations and Warranties. The Borrower represents and warrants as follows:

            (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification.

            (b) The Borrower's execution, delivery and performance of this Agreement, the Note and each other document or instrument delivered in connection herewith are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene

                     (i)  its charter or by-laws;

                    (ii) any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System); or

                   (iii) any contractual restriction binding on or affecting the Borrower or the Borrower's properties.

            (c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Borrower's due execution, delivery and performance of this Agreement or the Note.

            (d) This Agreement is, and the Note when delivered hereunder will constitute, the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms.

            (e) The Borrower's balance sheet as at December 31, 1993, and its related statement of income and retained earnings and changes in financial position for the fiscal year then ended, copies of which have been furnished to the Lender, fairly present the Borrower's financial condition as at such date and the results of the Borrower's operations for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

            (f) Since December 31, 1993, there has been no material adverse change in the Borrower's financial condition, operations or prospects as presented in the financial statements described in clause (e) of this Section.

            (g) There is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator, which would, if adversely determined, have a materially adverse effect upon the financial condition or operations of the Borrower or any of its subsidiaries.

            (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

            (i) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended; nor is it a "holding company", a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.


                                   ARTICLE V
                                   COVENANTS

      SECTION 5.1. Affirmative Covenants. So long as any Loan remains unpaid or the Lender has any commitment hereunder to make Loans to the Borrower, the Borrower will, unless the Lender otherwise consents in writing:

            (a) Maintain Property. Maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (b) Maintenance of Insurance. Maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties, in the same general areas in which the Borrower or such subsidiary operates.

            (c) Books and Records. Keep, and cause each of its subsidiaries to keep, books and records reflecting all of its business affairs and transactions in a manner which permits the preparation of financial statements in accordance with generally accepted accounting principles.

            (d) Compliance with Laws, Etc. Comply, and cause each of its subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include paying before the same become delinquent, all taxes, assessments and governmental charges imposed upon either of the Borrower or upon any of the Borrower's respective subsidiaries' properties, except to the extent contested in good faith and by appropriate proceedings promptly instituted and diligently pursued.

            (e) Net Worth. Maintain an excess of consolidated total assets over consolidated total liabilities of not less than $10 million.

            (f)  Reporting Requirements.  Furnish to the Lender:

                     (i) as soon as available and in any event within 45 days after the end of each of the Borrower's first three quarters of each of the Borrower's fiscal years, consolidated balance sheets of the Borrower and its subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings and of cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the Borrower's chief financial officer as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in clause (e) of Section 4.1;

                    (ii) as soon as available and in any event within 120 days after the end of each of the Borrower's fiscal years, consolidated financial statements of the Borrower and its subsidiaries for such year certified in a manner acceptable to the Lender by Ernst & Young or other independent public accountants acceptable to the Lender;

                   (iii) as soon as possible and in any event within five (5) Business Days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the Borrower's chief financial officer setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

                    (iv) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any of its subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                     (v) promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower or any of its subsidiaries files under the Employees Retirement Income Security Act of 1974, as amended, with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any of its subsidiaries receives from such Corporation or any other government agency;

                    (vi) as soon as available and in any event within 45 days after the end of each of the Borrower's fiscal quarters, a certificate executed by the Borrower's chief financial officer, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Lender) compliance with the financial covenants set forth in clauses (e) and (f) of this Section; and

                   (vii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its subsidiaries as the Lender may from time to time reasonably request.

            (g) Security Agreement. Execute and deliver, upon the request of Lender made upon ten (10) Business Days' notice to the Borrower, a Security Agreement, each Loan Document and each instrument contemplated by Section 3.3 herein.

      SECTION 5.2. Negative Covenants. So long as any Loan remains unpaid or the Lender has any commitment hereunder to make Loans to the Borrower, the Borrower will not, without the Lender's written consent:

            (a) Debt. Create or suffer to exist, or permit any of the Borrower's subsidiaries to create or suffer to exist, any Debt other than
      (A) Debt which is subordinated and junior in right of payment to Debt and all other obligations and liabilities of Borrower to Lender in respect of Loans under this Agreement and all Loan Documents and (B) Debt outstanding on the date hereof, (C) obligations as lessee under leases for stores which shall have been or should be, in accordance with generally accepted accounting principles, consistently applied, recorded as capital leases, (D) the Intercompany Redemption Note issued by Borrower to Lender on September 22, 1994, in the aggregate principal amount of $25,575,000 (the "Intercompany Redemption Note"), (E) the Over-allotment Intercompany Redemption Note issued by Borrower to Lender no later than October 24, 1994, in the aggregate principal amount no greater than $4,125,000 (the "Over-allotment Redemption Note"), (F) the Intercompany Note issued by Borrower to Lender on April 15, 1994, in the aggregate principal amount of $15,000,000 (the "Intercompany Note"), and
      (G) Debt, other than Debt described in clauses (A) through (F), in an aggregate amount not exceeding $5 million. The term "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, consistently applied, recorded as capital leases other than store leases described in clause
      (C) above, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses
      (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

            (b) Liens, Etc. Create or suffer to exist, or permit any of the Borrower's subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of the Borrower's or its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any person, other than

                     (i) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any of its subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; or

                    (ii) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

                  (iii) liens imposed pursuant to Debt outstanding as of the date hereof;

                  (iv)    liens in respect of store leases of Borrowers; or

                  (v) liens imposed pursuant to this Agreement or any Loan Document.

            (c) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any of its classes of capital stock, or purchase, redeem or otherwise acquire for value (or permit any of its subsidiaries to do so) any shares of any of its classes of capital stock or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Borrower may

                     (i) declare and make any dividend payment or other distribution payable solely in the Borrower's common stock,

                    (ii) purchase, redeem or otherwise acquire shares of the Borrower's common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of the Borrower's common stock,

                   (iii) redeem shares of the Borrower's common stock in respect of the Intercompany Redemption Note and the Over-allotment Redemption Note, and

                    (iv) declare or pay cash dividends to the Borrower's stockholders and purchase, redeem or otherwise acquire shares of the Borrower's capital stock or warrants, rights or options to acquire any such shares for cash solely out of 5% of the Borrower's net income and its subsidiaries arising after September 30, 1994 and computed on a cumulative consolidated basis, and

                  (v) purchase, redeem or otherwise acquire rights or options to acquire shares of the Borrower's common stock issued pursuant to the Borrower's Stock Option/SAR Plan or any similar plan;

      provided, however, that, immediately after giving effect to any proposed action described above, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist.

            (d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Borrower's assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock of, any person or entity, or permit any of its subsidiaries to do so, except that (i) any of its subsidiaries may merge or consolidate with or into, or transfer assets to, or acquire assets of, any of its other subsidiaries; and (ii) any of its subsidiaries may merge into or transfer assets to the Borrower and the Borrower may merge or consolidate with or into, and any of its subsidiaries may merge or consolidate with or into, any other person or entity; provided, however, in each case that, immediately after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

            (e) Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting:

                  (a) the creation or assumption of any lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document; or

                  (b) the ability of any subsidiary of Borrower payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals other returns on investments, or any other agreement or arrangement which restricts the ability of any such subsidiary to make any payment, directly or indirectly, to the Borrower.

                                  ARTICLE VI
                               EVENTS OF DEFAULT

      SECTION 6.1. Events of Default. If any of the following events ("Events of Default") occurs and is continuing:

            (a) the Borrower fails to pay hereunder when due (i) any installment of principal of, or (ii) interest on any Loan when due, which failure to pay interest continues for five (5) Business Days;

            (b) any representation or warranty made by the Borrower in or in connection with any Loan Document shall prove to have been incorrect in any material respect when made;

            (c) the Borrower fails to perform or observe any covenant or agreement contained in Section 5.2 or clauses (e) of Section 5.1;

            (d) the Borrower fails to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure remains unremedied for 30 days after written notice thereof is given to the Borrower by the Lender;

            (e) the Borrower or any of its subsidiaries shall fail to pay any Debt (excluding Debt evidenced by the Note), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in a principal or notional amount of at least $1,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

            (f) the Borrower or any of its subsidiaries shall generally not pay its debts as such debts become due; provided, that such non-payment of debts has a material adverse effect on the affairs and conduct of Borrower's business, either singly or in the aggregate, or shall admit in writing the Borrower's or such subsidiary's inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its subsidiaries seeking to adjudicate the Borrower or any of its subsidiaries a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Borrower's or such subsidiary's debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for the Borrower or for any substantial part of the Borrower's property and the same shall remain unstayed or undismissed for 60 days; or the Borrower or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (f);

            (g) a final judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower or any of its subsidiaries and such either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days, or

            (h)   the Security Agreement after delivery thereof under Section
      3.3 shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority security interest in any of the collateral purported to be covered thereby, or

            (i) Borrower fails to execute and deliver the documents required to be delivered pursuant to Section 3.3 or 5.1(g);

then, and in any such event, the Lender may, by notice to the Borrower,

            (j) declare its commitment under Section 1.1 to make Loans to be terminated, whereupon the same will forthwith terminate; and

                     (i) declare the Loans and all indebtedness evidenced by the Note, all interest thereon and all other amounts payable under this Agreement (or any other document or instrument delivered in connection herewith) to be forthwith due and payable, whereupon

                    (ii)  the Termination Date will be deemed to have occurred;
            and

                   (iii) the Loans and all indebtedness evidenced by the Note, all such interest and all such amounts will become and be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII
                                 MISCELLANEOUS

      SECTION 7.1. Assignment. Lender may assign all of its rights and obligations under this Agreement and all Loan Documents to any subsidiary or affiliate of Lender at any time upon three (3) days notice to Borrower.

      SECTION 7.2. Amendments, Etc. No amendment to or waiver of any provision of this Agreement, the Note or any other document or instrument delivered in connection herewith, nor consent to any departure by the Borrower therefrom, will in any event be effective unless the same is in writing and signed by the Lender and then such amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

      SECTION 7.3. Notices, Etc. All notices and other communications provided for hereunder must be in writing (including telecopy communication) and mailed or telecopied or delivered, if to the Borrower, at its address at 309-D Raleigh Street, Wilmington, North Carolina 24812, Telecopy:
910-791-4945, Attention: Edward Kleiger; and if to the Lender, at its address at Arbor Lake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, Telecopy: 708-945-9645, Attention: Thomas C. Spielberger; with a copy to Jonathan F. Boucher, The Jordan Company, 9 West 57th Street, New York, New York 10019, or, at such other address as designated by the Borrower or the Lender in a written notice to the other. All such notices and communications will, when mailed or telecopied, be effective when deposited in the mails or receipt of telecopy transmission is confirmed, respectively, addressed as aforesaid, except that notices to the Lender will not be effective until received by the Lender.

      SECTION 7.4. No Waiver; Remedies. No failure on the Lender's part to exercise, and no delay on its part in exercising, any right hereunder or under the Note will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder or under the Note or any other document or instrument delivered in connection herewith preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 7.5. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.

      SECTION 7.6. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses, including reasonable legal fees and expenses, in connection with the negotiation, execution, delivery, administration and enforcement of this Agreement, the Note and any other document or instrument delivered hereunder.

      SECTION 7.7. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, or any event that would constitute an Event of Default under clause (f) of Section 6.1 but for the requirement that notice be given or time elapse or both, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the Borrower's credit or account against any and all of the Borrower's obligations now or hereafter existing under this Agreement, the Note or any other document or instrument delivered in connection herewith, irrespective of whether or not the Lender has made any demand under this Agreement, the Note or any other document or instrument delivered in connection herewith, and although such obligations may be unmatured. The Lender's rights under this Section are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

      SECTION 7.8. Binding Effect; Counterparts. This Agreement, the Note and each other document or instrument delivered in connection herewith shall be binding upon and inure to the benefit of the Borrower and the Lender and the Borrower's and the Lender's respective successors and assigns, except that the Borrower will not have the right to assign its rights hereunder or any interest herein. The Lender may assign to any other financial institution all or any part of, or any interest in (including participation interests), its rights and benefits hereunder, and under the Note and each other document or instrument delivered in connection herewith, and to the extent of such assignment such assignee will have the same rights and benefits against the Borrower as it would have had if it were the Lender hereunder. This Agreement may be executed by the Borrower and the Lender in counterparts, each of which will be deemed to be an original and all of which will constitute but one and the same agreement.

      SECTION 7.9. Governing Law. THIS AGREEMENT, THE NOTE AND EACH OTHER DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      SECTION 7.10. Waiver of Jury Trial. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THE BORROWER OR THE LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENT RELATED HERETO (INCLUDING THE NOTE), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BORROWER OR THE LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER'S ENTERING INTO THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                          WELCOME HOME, INC.


                                          By: ________________________
                                              Name:  Edward Kleiger
                                              Title:   President and
                                                        Chief Operating
                                                        Oficer



                                          JORDAN INDUSTRIES, INC.


                                          By: _________________________
                                              Name:  Jonathan F. Boucher
                                              Title:   Vice President


                                                                     EXHIBIT A


                               BORROWING REQUEST


Jordan Industries, Inc.
Arbor Lake Centre, Suite 300
1751 Lake Cook
Deerfield, Illinois 60015

Attention:  Thomas C. Spielberger

                              WELCOME HOME, INC.
                              ------------------


Gentlemen and Ladies:

      This Borrowing Request is delivered to you pursuant to Section 1.2 of the Credit Agreement, dated as of June ___, 1994 (together with all amendments, supplements, restatements and other modifications if any, from time to time made thereto, the "Credit Agreement"), among Welcome Home, Inc., a Delaware corporation (the "Borrower") and Jordan Industries, Inc., an Illinois corporation (the "Lender"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

      The Borrower hereby requests that a Loan be made in the aggregate principal amount of $______________ on ___________ ___, 19___ as a LIBO Rate
Loan having an Interest Period of [[one] [two] [three] [six] month(s)] [Prime Rate Loan].

      The Borrower hereby acknowledges that, pursuant to Section 3.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 3.2 of the Credit Agreement are true and correct in all material respects.

      The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Lender. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Lender shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

      Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:


Amount to be           Person to be Paid              Name, Address, etc.
Transferred        Name           Account No.         of Transferee Lender
- - -------------      -------------     ------------     --------------------

$____________      _____________     ____________     ____________________
                                                      ____________________
                                                      Attention:__________

$____________      _____________     ____________     ____________________
                                                      ____________________
                                                      Attention: _________


Balance of         The Borrower      ____________     ____________________
such proceeds                                         ____________________
                                                      Attention: _________



      The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ___ day of ________ ___ , 19___.

                                      WELCOME HOME, INC.



                                      By:_________________________________
                                         Name:
                                         Title:


                                                                     EXHIBIT B


                        CONTINUATION/CONVERSION NOTICE


Jordan Industries, Inc.
Arbor Lake Centre, Suite 3000
1751 Lake Cook Road
Deerfield, Illinois 60015

Attention:  Thomas C. Spielberger

                              WELCOME HOME, INC.


Gentlemen and Ladies:

      This Continuation/Conversion Notice is delivered to you pursuant to
Section 1.3(e) of the Credit Agreement, dated as of June ___, 1994 (together with all amendments, supplements, restatements and other modifications if any, from time to time made thereto, the "Credit Agreement"), among Welcome Home, Inc., a Delaware corporation (the "Borrower") and Jordan Industries, Inc., an Illinois corporation (the "Lender"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

      The Borrower hereby requests that on _________ ___, 19___,

             (1) $___________ of the presently outstanding principal amount of the Loans originally made on __________ ___, 19 ___,

             (2) and all presently being maintained as [Prime Rate Loans] [LIBO Rate Loans],

             (3)   be [converted into] [continued as],

             (4) [LIBO Rate Loans having an Interest Period of [one] [two] [three] [six] month(s)] [Prime Rate Loans].

The Borrower hereby:

             (a) certifies and warrants that no Event of Default, or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, has occurred and is continuing; and

             (b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Lender.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Lender shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made. The Borrower agrees to remit to the Lender, on the date of such conversion, an interest payment in the amount of $__________ [if a Prime Rate Loan is being converted into a LIBO Rate Loan on a date other than an interest payment date on such Prime Rate Loan].

       The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this ____ day of ____________, 19___.



                                   WELCOME HOME, INC.


                                   By: _______________________________
                                      Name:
                                      Title:







                                                                     EXHIBIT C

                                REVOLVING NOTE


$15,000,000                                              September 29, 1994


      FOR VALUE RECEIVED, the undersigned, WELCOME HOME, INC., a Delaware corporation (the "Borrower"), unconditionally promises to pay to the order of JORDAN INDUSTRIES, INC. (the "Lender") on September 29, 1997, the principal sum of fifteen million dollars ($15,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to that certain Revolving Credit Agreement, dated as of September 29, 1994 (together with all amendments, supplements, restatements and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), between the Borrower and Lender.

      The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

      Payments of both principal and interest are to be made without set-off or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Agent pursuant to the Credit Agreement.

      This Note is one of the Notes referred to in, and evidences Loans advanced under the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal on the Loans evidenced by this Note, and on which such Loans may be declared to be or shall automatically become immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

      The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to, the Loans evidenced hereby. Such notations shall be rebuttable presumptive evidence of the information so set forth; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any obligations of the Borrower.

      All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.
      THIS NOTE HAS BEEN DELIVERED IN NEW YORK CITY, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                            WELCOME HOME, INC.



                            By_____________________________
                            Name:  Jonathan F. Boucher
                            Title:   Vice President


                    REVOLVING LOANS AND PRINCIPAL PAYMENTS




      Amount of Revolving                             Amount of Principal              Unpaid Principal
           Loan Made                                         Repaid                         Balance
      -------------------                             -------------------              ----------------
           Base       LIBO             Interest       Base       LIBO                  Base       LIBO                  Notation
Date       Rate       Rate             Period         Rate       Rate                  Rate       Rate       Total      Made By
                                       (If App-
                                       licable)























                                                                    EXHIBIT D


                                   SECURITY AGREEMENT


      SECURITY AGREEMENT dated _______________, 199__, made by WELCOME HOME, INC., a Delaware corporation with an office at ________________________ (the "Grantor"), to Jordan Industries, Inc., an Illinois corporation (the "Lender").

      WHEREAS, the Grantor has executed and delivered to the Lender a Promissory Note dated ___________, 19__ (the "Note"). The Lender has required that the Grantor grant the security interest contemplated by this Agreement as a condition to making the loan (the "Loan") to the Grantor pursuant to the Note. Terms defined in the Note are used herein with the same meanings.

      NOW, THEREFORE, in consideration of the premises and in order to induce the Lender to make the Loan under the Note, the Grantor hereby agrees as follows:

      SECTION 8. Grant of Security. The Grantor hereby assigns and pledges to the Lender, and hereby grants to the Lender a security interest in, all of the Grantor's right, title and interest in and to the following, whether now owned or hereafter acquired (the "Collateral"):

            (a) All equipment in all of its forms, wherever located, now or hereafter existing (including, but not limited to, all machinery, equipment, furnishings, movable trade fixtures and vehicles), and all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the "Equipment");

            (b) All inventory in all of its forms, wherever located, now or hereafter existing (including, but not limited to, (i) all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) goods in which the Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which the Grantor has an interest or right as consignee), and (iii) goods which are returned to or repossessed by the Grantor), and all accessions thereto and products thereof and documents therefor (any and all such inventory, accessions, products and documents being the "Inventory");

            (c) All accounts, contract rights, chattel paper, instruments, general intangibles and other obligations of any kind, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, general intangibles or obligations (any and all such accounts, contract rights, chattel paper, instruments, general intangibles and obligations being the "Receivables", and any and all such leases, security agreements and other contracts being the "Related Contracts"; and

            (d) All proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (a), (b) and (c) of this Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not the Lender is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

      SECTION 9. Security for Obligations. This Agreement secures the payment of all obligations of the Grantor to the Lender now or hereafter existing under the Credit Agreement, Note, and each other Loan Document, whether for principal, interest, indemnities, expenses or otherwise, and all obligations of the Grantor now or hereafter existing under this Agreement (all such obligations being the "Obligations").

      SECTION 10. Grantor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Lender of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and
(c) the Lender shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

      SECTION 11. Representations and Warranties. The Grantor represents and warrants as follows:

            (a) All of the Equipment and Inventory are located at the places specified in the Schedule hereto. The chief place of business and chief executive office of the Grantor and the office where the Grantor keeps its records concerning the Receivables, and all originals of all chattel paper which evidence Receivables, are located at the address first specified above for the Grantor. None of the Receivables is evidenced by a promissory note.

            (b) The Grantor owns the Collateral free and clear of any lien, security interest, charge or encumbrance except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Lender relating to this Agreement. The Grantor has the following trade names: Welcome Home and Home Again.

            (c) The Grantor has exclusive possession and control of the Equipment and Inventory.

            (d) This Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

            (e) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the grant by the Grantor of the security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor or (ii) for the perfection of or the exercise by the Lender of its rights and remedies hereunder.

      SECTION 12. Further Assurances. (a) The Grantor agrees that from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender might request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor will: (i) mark conspicuously each document included in the Inventory and each chattel paper included in the Receivables and each Related Contract and, at the request of the Lender, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Lender, indicating that such document, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby; (ii) if any Receivable shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Lender hereunder such note, instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Lender; and (iii) execute such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Lender may request, in order to perfect and preserve the security interests granted or purported to be granted hereby.

            (b) The Grantor hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Grantor where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

            (c) The Grantor will furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonable request, all in reasonable detail.

      SECTION 13.  As to Equipment and Inventory.  The Grantor shall:

            (a) Keep the Equipment and Inventory (other than Inventory sold in the ordinary course of business) at the places therefor specified in
      Section 4(a) or, upon 30 days' prior written notice to the Lender, at such other places in jurisdictions where all action required by Section 5 shall have been taken with respect to the Equipment and Inventory.

            (b) Cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual, and shall forthwith, or in the case of any loss or damage to any of the Equipment as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements in connection therewith which are necessary or desirable to such end. The Grantor shall promptly furnish to the Lender a statement respecting any loss or damage to any of the Equipment.

            (c) Pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent the validity thereof is being contested in good faith.

      SECTION 14. Insurance. (a) The Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Lender from time to time. Each policy for (i) liability insurance shall provide for all losses to be paid on behalf of the Lender and the Grantor as their respective interests may appear and (ii) property damage insurance shall provide for all losses (except for losses of less than $____________ per occurrence) to be paid directly to the Lender. Each such policy shall in addition (i) name the Grantor and the Lender as insured parties thereunder (without any representation or warranty by or obligation upon the Lender) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Lender notwithstanding any action, inaction or breach of representation or warranty by the Grantor,
(ii) provide that there shall be no recourse against the Lender for payment of premiums or other amounts with respect thereto and (iv) provide that at least ten days' prior written notice of cancellation or of lapse shall be given to the Lender by the insurer. The Grantor shall, if so requested by the Lender, deliver to the Lender original or duplicate policies of such insurance and, as often as the Lender may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, the Grantor shall, at the request of the Lender, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 5 and cause the respective insurers to acknowledge notice of such assignment.

            (b) Reimbursement under any liability insurance maintained by the Grantor pursuant to this Section 7 may be paid directly to the person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 7 is not applicable, the Grantor shall make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by the Grantor pursuant to this Section 7 shall be paid to the Grantor as reimbursement for the costs of such repairs or replacements.

            (c) Upon (i) the occurrence and during the continuance of any Event of Default, or (ii) the actual or constructive total loss (in excess of $_________________ per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to and applied by the Lender as specified in
      Section 13(b).

      SECTION 15. As to Receivables. (a) The Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Receivables [, and all originals of all chattel paper which evidence Receivables,] at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Lender, at such other locations in a jurisdiction where all action required by Section 5 shall have been taken with respect to the Receivables. The Grantor will hold and preserve such records and chattel paper and will permit representatives of the Lender at any time during normal business hours to inspect and make abstracts from such records and chattel paper.

            (b) Except as otherwise provided in this subsection (b), the Grantor shall continue to collect, at its own expense, all amounts due or to become due the Grantor under the Receivables. In connection with such collections, the Grantor may take (and, at the Lender's direction, shall take) such action as the Grantor or the Lender may deem necessary or advisable to enforce collection of the Receivables; provided, however, that the Lender shall have the right at any time, in the event that the Lender in good faith believes that the prospect of payment of the Obligations in the normal course, or the performance of collection of the Receivables, is impaired and upon written notice to the Grantor of its intention to do so, to notify the account debtors or obligors under any Receivables of the assignment of such Receivables to the Lender and to direct such account debtors or obligors to make payment of all amounts due or to become due to the Grantor thereunder directly to the Lender and, upon such notification and at the expense of the Grantor, to enforce collection of any such Receivables, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor might have done. After receipt by the Grantor of the notice from the Lender referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by the Grantor in respect of the Receivables shall be received in trust for the benefit of the Lender hereunder, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Lender in the same form as so received (with any necessary indorsement) to be held as cash collateral and either (A) released to the Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided by Section 13(b), and (ii) the Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

      SECTION 16.  Transfers and Other Liens.  The Grantor shall not:

            (a) Sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except Inventory in the ordinary course of business.

            (b) Create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral to secure Debt of any person or entity, except for the security interest created by this Agreement.

      SECTION 17.  Lender Appointed Attorney-in-Fact.   The Grantor hereby
irrevocably appoints the Lender the Grantor's attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor, the Lender or otherwise, from time to time in the Lender's discretion, to take any action and to execute any instrument which the Lender may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of the Grantor under Section 8), including, without limitation:

               (i) to obtain and adjust insurance required to be paid to the Lender pursuant to Section 7;

              (ii) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

             (iii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) or (ii) above; and

              (iv) to file any claims or take any action or institute any proceedings which the Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral.

      SECTION 18. Lender May Perform. If the Grantor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Grantor under Section 14(b).

      SECTION 19. The Lender's Duties. The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

      SECTION 20. Remedies. If any Event of Default shall have occurred and be continuing:

            (a) The Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "Code") (whether or not the Code applies to the affected Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Lender forthwith, assemble all or part of the Collateral as directed by the Lender and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

            (b) All cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Lender, be held by the Lender as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Lender pursuant to Section
      14) in whole or in part by the Lender against, all or any part of the Obligations in such order as the Lender shall elect. Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of all the Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

      SECTION 21. Indemnity and Expenses. (a) The Grantor agrees to indemnify the Lender from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Lender's gross negligence or willful misconduct.

            (b) The Grantor will upon demand pay to the Lender the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Lender may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Lender hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

      SECTION 22. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and, if to the Grantor, mailed or telecopied or delivered to it, addressed to it at 309-D Raleigh Street, Wilmington, North Carolina 24812, telecopy no. 910-791-4945, Attention of Edward Kleiger, if to the Lender, mailed or delivered to it, addressed to it at the address of the Lender specified in the Note, or as to either party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.

      SECTION 23. Continuing Security Interest; Transfer of Note. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until payment in full of the Obligations, (ii) be binding upon the Grantor, its successors and assigns and
(iii) inure to the benefit of the Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the Lender may assign or otherwise transfer the Note held by it to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Lender herein or otherwise. Upon the payment in full of the Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Lender will, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

      SECTION 24. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

      IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                      WELCOME HOME, INC.


                                      By ____________________________
                                        Title:




                                        Schedule
                                           to
                                   Security Agreement




Location of Equipment:












Location of Inventory:





                                  TERMINATION AGREEMENT


                         THIS AGREEMENT, dated as of September 29, 1994, by and
between Welcome Home, Inc., a Delaware corporation ("Welcome Home") and Jordan Industries, Inc., an Illinois corporation ("Jordan Industries").

                                  W I T N E S S E T H:

                         WHEREAS, Welcome Home and Jordan Industries desire to
terminate their Tax Sharing Agreement, dated July 1, 1991 (as amended through the date hereof, the "Tax Sharing Agreement"); and

                         WHEREAS, Welcome Home and Jordan Industries desire to
terminate their Management Consulting Agreement, dated March 23, 1991 (as amended through the date hereof, the "Consulting Agreement"); and

                         WHEREAS, Welcome Home and Jordan Industries desire to
terminate all existing arrangements, practices and procedures whereby Jordan Industries periodically has allocated certain charges and expenses, including insurance, legal, accounting and other overhead charges to the Company (as amended through the date hereof, the "Overhead Charges")

                         WHEREAS, the termination of each of the Tax Sharing
Agreement, Consulting Agreement and Overhead Charges are contingent upon the consummation of an initial public offering (the "Initial Public Offering") of shares of Welcome Home's common stock, par value $.01 per share to the public pursuant to its Form S-1 Registration Statement (File No. 33-78650);

                         NOW, THEREFORE, it is agreed as follows:

                         1.   Termination of Tax Sharing Agreement.  Effective
upon the completion of the Initial Public Offering, the Tax Sharing Agreement shall be terminated and shall have no further force or effect.

                         2.   Termination of Consulting Agreement.

                                      (a) Effective upon the completion of the
Initial Public Offering, the Consulting Agreement shall be terminated and shall have no further force or effect.

                                      (b) In connection with the termination of
the Consulting Agreement, Welcome Home shall pay to Jordan Industries all accrued and unpaid fees under the Consulting Agreement from September 30, 1993 through termination (the amount of which accrued fees, as of September 28, 1994, would have been in the aggregate amount set forth in Exhibit A hereto) at any time, and from time to time, prior to December 31, 1994, provided, that any amounts unpaid on and after December 31, 1994 will be payable upon demand, together with interest accrued on any unpaid amounts accruing at a rate of 1% for each 30 day period such amounts remain unpaid.

                                      (c) Jordan Industries shall have no
liability to Welcome Home on account of any advice which it rendered to Welcome Home, whether under the Consulting Agreement or otherwise; provided that Jordan Industries believed in good faith that such advice was useful or beneficial to Welcome Home at the time it was rendered, including any advice rendered under the Consulting Agreement. Jordan Industries will not be liable to Welcome Home as a result of or in connection with services or other activities performed on behalf of Welcome Home, whether under the Consulting Agreement or otherwise, except with regard to Jordan Industries' gross negligence or willful misconduct.

                                      (d) Welcome Home will, to the fullest
extent permitted by applicable law, indemnify and hold harmless Jordan Industries, and Jordan Industries' affiliates and associates, and each of their owners, partners, officers, employees and agents, from and against any loss, liability, damage, claim or expenses (including the fees and expenses of counsel) arising as a result or in connection with Jordan Industries' services or other activities on behalf of Welcome Home and its subsidiary, including any services or activities rendered under the Consulting Agreement.

                                      (e) After the date of this Agreement, any
advice or services provided by Jordan Industries to Welcome Home will be subject to agreements and fees, if any, determined on an arms' length basis and approved by a majority of Welcome Home's independent directors.

                         3.   Termination of Overhead Charges.

                                      (a)  Effective upon the completion of the
Initial Public Offering, the Overhead Charges shall be terminated and no longer charged and have no further force and effect.

                                      (b)  Welcome Home shall pay to Jordan
Industries all accrued and unpaid Overhead Charges through termination (the amount of which accrued charges, as of September 28, 1994, would have been in the aggregate amount set forth in Exhibit A hereto at any time, and from time, to time prior to December 31, 1994, provided, that any amounts unpaid on and after December 31, 1994 will be payable upon demand, together with interest accrued on any unpaid amounts accruing at a rate of 1% for each 30 day period such amounts remain unpaid.

                         4.   Miscellaneous.

                                      (a) This Agreement sets forth the entire
understanding of the parties hereto. This Agreement or any provision hereof may not be modified, waived, terminated or amended except expressly by an instrument in writing signed by both Jordan Industries and Welcome Home.

                                      (b) This Agreement may not be assigned by
either party without the consent of the other party but shall be binding upon and inure to the benefit of the parties and their respective successors and assigns upon such permitted assignment.

                                      (c) In the event that any provision of
this Agreement shall be held to be void or unenforceable, in whole or in part, the remaining provisions of the Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

                                      (d) Except as otherwise specifically
provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such party may hereafter specify by written notice to the other party.

                                      (e) No waiver by either party of any
breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

                                      (f) Jordan Industries and its personnel
shall, for purposes of this Agreement, be independent contractors with respect to Welcome Home.

                                      (g) This Agreement shall be binding upon
each party's successors and assigns.

                                      (h) This Agreement shall be governed by
the internal laws (and not the law of conflicts) of the State of Illinois.
                         IN WITNESS WHEREOF, the parties hereto have duly
executed this Agreement as of the date first above written.


                                          WELCOME HOME, INC.



                                          By: _____________________________
                                                Name:  Edward Kleiger
                                                Title:  President and Chief
                                          Operating Officr


                                          JORDAN INDUSTRIES, INC.



                                          By: ______________________________
                                                Name:  Jonathan F. Boucher
                                                Title:   Vice President


                                        EXHIBIT A




1.  Consulting Agreement:  Accruals from 9/30/93 to 9/28/94:  $1,838,406.00

2.  Overhead Charges:  Accruals to 9/28/94:  $51,000





                                 Jordan Industries, Inc.
                                 Announces Filing by Its
                                 Subsidiary, Welcome Home,
                                 Inc., for an Initial Public
                                 Offering
                                 ----------------------------


                         May 5, 1994.  (Deerfield, Illinois).  Jordan
Industries, Inc. announced today that its subsidiary, Welcome Home, Inc., filed a registration statement relating to a proposed initial public offering by Welcome Home of 3.0 million shares of Welcome Home Common Stock (and an additional 450,000 shares issuable upon exercise of an over-allotment option granted by Welcome Home to its underwriters) through Welcome Home's managing underwriters, Donaldson, Lufkin & Jenrette Securities Corporation and Alex. Brown & Sons Incorporated. In the Registration Statement, Welcome Home estimated that the initial public offering price per share will be between $14 and $16.

                         Welcome Home is a leading specialty retailer of
decorative home furnishings and accessories in North America, with 158 stores located primarily in outlet/off-price malls in 38 states and 1 Canadian province. Welcome Home stores offer a broad product line consisting of 12 basic groups, including textiles, afghans, framed art, home fragrances, stationery, brass and silver pieces, picture frames, doilies, crystal, chimes and bird feeders, wood and seasonal products. In fiscal 1993, Welcome Home had net sales of $61.6 million and net income of $5.2 million.

                         Welcome Home expects that the initial public offering
will be completed in June, 1994. The net proceeds to Welcome Home from the sale of the 3.0 million shares of Welcome Home Common Stock in connection with the initial public offering, assuming an initial public offering price of $15 per share (the midpoint of the estimated price range for the initial public offering), are estimated to be approximately $41.3 million after deducting estimated underwriting discounts and offering expenses payable by Welcome Home (or approximately $47.6 million, assuming the underwriters' over-allotment option is exercised in full). The net proceeds from the initial public offering (other than from the underwriters' over-allotment option) will be used by Welcome Home to pay transaction expenses and to repay certain intercompany indebtedness owed by Welcome Home to Jordan Industries. Any net proceeds from the exercise of the underwriters' over-allotment option will be retained by Welcome Home and will be used by Welcome Home for working capital and general corporate purposes. Jordan Industries expects to apply the net proceeds received from Welcome Home either to reinvest in its existing or similar businesses or to repay senior indebtedness.

                         Upon completion of Welcome Home's initial public
offering, Jordan Industries would own approximately 57.2% (or 54.3%, if the underwriters' over-allotment option is exercised in full) of the outstanding shares of Welcome Home Common Stock. There can be no assurances, however, that Welcome Home's initial public offering will be completed, or will be completed in accordance with the timing, pricing and other terms described above.

                         A registration statement relating to the Common Stock
of Welcome Home has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                               Welcome Home, Inc.
                               Announces Filing for
                               Initial Public
                               Offering.
                               ------------------------


                         May 5, 1994.  (Wilmington, North Carolina).  Welcome
Home, Inc. announced today that it filed a registration statement relating to a proposed initial public offering by Welcome Home of 3.0 million shares of Welcome Home Common Stock (and an additional 450,000 shares issuable upon exercise of an over-allotment option granted by Welcome Home to its underwriters through Welcome Home's managing underwriters, Donaldson, Lufkin & Jenrette Securities Corporation and Alex. Brown & Sons Incorporated. In the Registration Statement, Welcome Home estimated that the initial public offering price per share will be between $14 and $16.

                         Welcome Home is a leading specialty retailer of
decorative home furnishings and accessories in North America, with 158 stores located primarily in outlet/off-price malls in 38 states and 1 Canadian province. Welcome Home stores offer a broad product line consisting of 12 basic groups, including textiles, afghans, framed art, home fragrances, stationery, brass and silver pieces, picture frames, doilies, crystal, chimes and bird feeders, wood and seasonal products. In fiscal 1993, Welcome Home had net sales of $61.6 million and net income of $5.2 million.

                         Welcome Home expects that the initial public offering
will be completed in June, 1994. The net proceeds to Welcome Home from the sale of the 3.0 million shares of Welcome Home Common Stock in connection with the initial public offering, assuming an initial public offering price of $15 per share (the midpoint of the estimated price range for the initial public offering), are estimated to be approximately $41.3 million after deducting estimated underwriting discounts and offering expenses payable by Welcome Home (or approximately $47.6 million, assuming the underwriters' over-allotment option is exercised in full). The net proceeds from the initial public offering (other than from the underwriters' over-allotment option) will be used by Welcome Home to pay transaction expenses and to repay certain intercompany indebtedness owed by Welcome Home to Jordan Industries. Any net proceeds from the exercise of the underwriters' over-allotment option will be retained by Welcome Home and will be used by Welcome Home for working capital and general corporate purposes.
                         A registration statement relating to the Common Stock
of Welcome Home has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                               Welcome Home, Inc.
                               Announces Postponement of its
                               Initial Public
                               Offering.
                               ------------------------------

                         June 30, 1994.  (Wilmington, North Carolina).  Welcome
Home, Inc. today announced that in view of current market conditions and at the advice of its investment bankers, Donaldson, Lufkin & Jenrette Securities Corporation and Alex. Brown & Sons Incorporated, it has postponed its previously announced initial public offering of 3,000,000 primary shares of its Common Stock. The Company believes that the postponement of its initial public offering will not have any adverse effect on its business, since the funds from the offering were to be used by Welcome Home to pay intercompany indebtedness owed by Welcome Home to its parent, Jordan Industries, Inc., which indebtedness, by its terms, is not required to be repaid at this time.

                         Welcome Home is a leading specialty retailer of
decorative home furnishings and accessories in North America, with 159 stores located primarily in outlet/off-price malls in 38 states and 1 Canadian province. Welcome Home stores offer a broad product line consisting of 12 basic groups, including textiles, afghans, framed art, home fragrances, stationery, brass and silver pieces, picture frames, doilies, crystal, chimes and bird feeders, wood and seasonal products.



FOR IMMEDIATE RELEASE                     Contact:  Thomas H. Quinn
                                          Jordan Industries, Inc.
                                          (708) 945-5522


                              Jordan Industries, Inc.
                              Announces Pricing of the
                              Initial Public Offering
                              Of Its Subsidiary, Welcome
                              Home, Inc.
                              ----------------------------


                         September 23, 1994.  (Deerfield, Illinois).  Jordan
Industries, Inc. announced today that its subsidiary, Welcome Home, Inc., priced an initial public offering of 2,500,000 primary shares of Common Stock. Welcome Home has granted the underwriters a 30-day option to purchase up to an aggregate of 375,000 additional shares of Welcome Home Common Stock to cover over-allotments.

                         The Common Stock was priced at $11.00 a share for sale
by an underwriting group led by Mabon Securities Corp. and is quoted on the Nasdaq National Market under the symbol "WELC."

                         Funds from the initial public offering will be used by
Welcome Home to pay transaction expenses and to repay certain intercompany indebtedness owed by Welcome Home to Jordan Industries.

                         Jordan Industries expects to apply the net proceeds
received from Welcome Home either to reinvest in its existing or similar businesses or to repay senior indebtedness.

                         Welcome Home is a leading specialty retailer of
decorative home furnishings and accessories in North America, with 170 stores located primarily in outlet/off-price malls in 38 states and 1 Canadian province. Welcome Home stores offer a broad product line consisting of 12 basic groups, including textiles, afghans, framed art, home fragrance, stationery, brass and silver pieces, picture frames, doilies, crystal, chimes and bird feeders, wood and seasonal products. From 1989 to 1993, the Company has expanded from 45 to 158 stores and its net sales have increased from $13.5 million to $61.6 million, a compound annual sales growth rate of 46.2%. For the six month period ended June 30, 1994 as compared to 1993, net sales increased from $18.4 million to $26.0 million, a growth rate of 41.6%, which included a 13.9% increase in sales for comparable stores.

                         Copies of the prospectus relating to the initial
public offering of the Common Stock of Welcome Home may be obtained from Mabon Securities Corp., 1 Liberty Plaza, 165 Broadway, New York, New York 10006.




FOR IMMEDIATE RELEASE                     Contact:  Edward Kleiger
                                          Welcome Home, Inc.
                                          (910) 791-4312


                               Welcome Home, Inc.
                               Announces Pricing of its
                               Initial Public
                               Offering.
                               ---------------------------

                         September 23, 1994.  (Wilmington, North Carolina).
Welcome Home, Inc. today priced an initial public offering of 2,500,000 primary shares of its Common Stock. Welcome Home has granted the underwriters a 30-day option to purchase up to an aggregate of 375,000 additional shares of Welcome Home Common Stock to cover over-allotments.

                         The Common Stock was priced at $11.00 a share for sale
by an underwriting group led by Mabon Securities Corp. and is quoted on the Nasdaq National Market under the symbol "WELC."

                         Funds from the initial public offering will be used by
Welcome Home to pay transaction expenses and to repay certain intercompany indebtedness owed by Welcome Home to its parent, Jordan Industries, Inc.

                         Welcome Home is a leading specialty retailer of
decorative home furnishings and accessories in North America, with 170 stores located primarily in outlet/off-price malls in 38 states and 1 Canadian province. Welcome Home stores offer a broad product line consisting of 12 basic groups, including textiles, afghans, framed art, home fragrance, stationery, brass and silver pieces, picture frames, doilies, crystal, chimes and bird feeders, wood and seasonal products. From 1989 to 1993, the Company has expanded from 45 to 158 stores and its net sales have increased from $13.5 million to $61.6 million, a compound annual sales growth rate of 46.2%. For the six month period ended June 30, 1994 as compared to 1993, net sales increased from $18.4 million to $26.0 million, a growth rate of 41.6%, which included a 13.9% increase in sales for comparable stores.

                         Copies of the prospectus relating to the initial
public offering of the Common Stock of Welcome Home may be obtained from Mabon Securities Corp., 1 Liberty Plaza, 165 Broadway, New York, New York 10006.